UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ASPEN INSURANCE HOLDINGS LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

141 Front Street

Hamilton HM 19

Bermuda

Telephone: (441) 295-8201

Facsimile: (441) 295-1829

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Aspen Insurance Holdings Limited

2013 Share Incentive Plan

(Full title of the plan)

CT Corporation System

111 Eighth Avenue

New York, NY 10011

Telephone: (212) 590-9200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael Groll, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019-6099 Telephone: (212) 728-8616 Facsimile: (212) 728-9616	Joseph D. Ferraro, Esq. Willkie Farr & Gallagher LLP City Point 1, Ropemaker Street London, EC2Y 9HT Telephone: 011 44 207 153 1218 Facsimile: 011 44 207 153 1115

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1) (2) (4)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Ordinary shares, par value $0.0015144558 per share, to be issued under the 2013 Share Incentive Plan	2,845,683 shares	$37.85	$107,709,101.55	$14,691.52

(1)	Represents the maximum number of ordinary shares reserved for issuance under the Aspen Insurance Holdings Limited (“Aspen”) 2013 Share Incentive Plan (the “2013 Plan”) (subject to equitable readjustment in the event of changes in Aspen’s capitalization), which includes 595,683 ordinary shares that were previously authorized to be issued under Aspen’s 2003 Shares Incentive Plan (the “2003 Plan”). For more details, please see the explanatory note following this page.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also registered hereunder such indeterminate number of additional shares as may become issuable under the 2013 Plan as a result of stock splits, stock dividends or similar transactions which result in an increase in the number of Aspen’s outstanding ordinary shares.
(3)	The registration fee with respect to these shares has been computed in accordance with paragraphs (c) and (h) of Rule 457, based upon average of the reported high and low sale prices of Aspen’s ordinary shares on the New York Stock Exchange on April 30, 2013.
(4)	Pursuant to Aspen’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on April 23, 2004 (Registration No. 333-114765) (the “2004 Registration Statement”) and Aspen’s Registration Statement on Form S-8 filed with the Commission on March 16, 2006 (Registration No. 333-132476) (the “2006 Registration Statement”), Aspen registered an aggregate of 9,476,553 ordinary shares for issuance pursuant to the 2003 Plan of which 595,683 ordinary shares have not been issued and are not subject to outstanding awards granted under the 2003 Plan and will be deregistered pursuant to a post-effective amendments to the 2004 Registration Statement and the 2006 Registration Statement. For more details, please see the explanatory note following this page.

EXPLANATORY NOTE

On April 24, 2013, at the 2013 Annual General Meeting of Stockholders of Aspen Insurance Holdings Limited, a Bermuda company (the “Registrant”), the Registrant’s shareholders approved the Registrant’s 2013 Share Incentive Plan (the “2013 Plan”), which the Registrant’s Board of Directors had previously approved, subject to such shareholder approval. The 2013 Plan provides, among other things, that a maximum of 2,845,683 shares of the Registrant’s ordinary shares, par value U.S. 0.15144558¢ per share (the “Ordinary Shares”) are reserved for issuance under the 2013 Plan (subject to equitable adjustment in the event of a change in the Registrant’s capitalization), which includes 595,683 shares of the Registrant’s Ordinary Shares that were previously authorized to be issued under, and that, as of February 25, 2013, were not issued and were not subject to outstanding awards granted under (the “Unused Shares”), the Registrant’s 2003 Share Incentive Plan (the “2003 Plan”). Upon shareholder approval of the 2013 Plan, the 2013 Plan replaced the 2003 Plan and no additional awards will be made under the 2003 Plan, but the terms and conditions of any outstanding awards granted under the 2003 Plan will not be affected.

The Registrant is filing this Registration Statement to register under the Securities Act of 1933, as amended (the “Securities Act”) the offer and sale of 2,845,683 shares of the Registrant’s Ordinary Shares pursuant to the 2013 Plan, including the Unused Shares. The Unused Shares were previously registered by the Registrant on the Registration Statement on Form S-8 (Registration No. 333-114765), filed with the Securities and Exchange Commission (the “Commission”) on April 23, 2004 and the Registration Statement on Form S-8 (Registration No. 333-132476), filed with the Commission on March 16, 2006, and the Registrant is concurrently filing post-effective amendments to such Registration Statements to deregister the Unused Shares that are being carried forward under this Registration Statement.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 will be delivered to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Commission as part of this Registration Statement or as prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Upon written or oral request, Aspen will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement and such other documents required to be delivered to employees pursuant to Rule 428(b)(1). Requests for such information should be directed to the Company Secretary, 141 Front Street, Hamilton HM 19 Bermuda, (441) 295-8201.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, which have been filed with the Commission by Aspen, are incorporated by reference, as of their respective dates, in this Registration Statement:

(a)	Aspen’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on February 26, 2013;

(b)	Aspen’s Current Report on Form 8-K filed with the Commission on February 1, 2013;

(c)	Aspen’s Current Report on Form 8-K filed with the Commission on February 7, 2013 (Item 5.02 only);

(d)	Aspen’s Current Report on Form 8-K filed with the Commission on February 27, 2013 (Item 1.01 and Item 2.03 only);

(e)	Aspen’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 13, 2013;

(f)	Aspen’s Current Report on Form 8-K filed with the Commission on April 4, 2013 (Item 8.01 only);

(g)	Aspen’s Current Report on Form 8-K filed with the Commission on April 24, 2013 (Item 5.02 and Item 5.07 only);

(h)	Aspen’s Current Report on Form 8-K filed with the Commission on April 25, 2013 (Item 8.01 only);

(i)	Aspen’s Current Report on Form 8-K filed with the Commission on April 29, 2013 (Item 8.01 only);

(j)	Aspen’s Current Report on Form 8-K filed with the Commission on May 2, 2013 (Item 3.03 only); and

(k)	Aspen’s Quarterly Report on Form 10-Q filed with the Commission on April 29, 2013.

The description of Aspen’s ordinary shares set forth under the headings “Description of Share Capital” in the Registrant’s Registration Statement on Form S-3 (File No. 333-187742), filed with the Commission on April 5, 2013, and thereafter amended and supplemented, including any amendment, report or prospectus filed for the purpose of updating such description.

In addition, all documents filed by Aspen pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of the Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Bye-Law 145 of Aspen’s bye-laws provides, among other things, that, subject to certain provisos, Aspen’s Indemnified Persons shall be indemnified and held harmless out of the assets of Aspen against all actions, costs, charges, liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him by reason of any act done, conceived in or omitted in the conduct of Aspen’s business or in the discharge of his duties. The indemnity contained in Bye-Law 145 extends to the Indemnified Persons of Aspen acting in any office or trust in the reasonable belief that he has been appointed or elected to such office or trust notwithstanding any defect in such appointment or election provided that the indemnity contained in Bye-Law 145 shall not extend to any matter which would render it void under the Bermuda Companies Act 1981, as amended (the “Companies Act”).

Bye-Law 149 of Aspen’s bye-laws provides that each shareholder and Aspen agree to waive any claim or right of action he or it may at any time have, whether individually or by or in the right of Aspen, against Indemnified Person on account of any action taken by such Indemnified Person or the failure of such Indemnified Person to take any action in the performance of his duties with or for Aspen. Such waiver shall not apply to any claims or rights of action arising out of the fraud of such Indemnified Person or to recover any gain, personal profit or advantage to which such Indemnified Person is not legally entitled.

The Companies Act provides that a Bermuda company may indemnify its directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty. However, the Companies Act also provides that any provision, whether contained in Aspen’s bye-laws or in a contract or arrangement between Aspen and the director, indemnifying such director against any liability which would attach to him in respect of his fraud or dishonesty will be void.

Aspen has purchased directors and officers liability insurance policies. Such insurance will be available to Aspen’s directors and officers in accordance with its terms. In addition, certain directors may be covered by directors and officers liability insurance policies purchased by their respective employers, subject to the limitation of the policy terms.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Description of Document

3.1	Certificate of Incorporation and Memorandum of Association of Aspen (incorporated herein by reference to Exhibit 3.1 to Aspen’s 2003 Registration Statement on Form F-1 (Registration No. 333-110435))

3.2	Amendments to the Memorandum of Association (incorporated herein by reference to Exhibit 3.2 of Aspen’s Current Report on Form 8-K filed on May 4, 2009)

3.3	Amended and Restated Bye-laws (incorporated herein by reference to Exhibit 3.1 to Aspen’s Current Report on Form 8-K filed on May 4, 2009)

4.1	Specimen Ordinary Share Certificate (incorporated herein by reference to Exhibit 4.1 to Aspen’s 2003 Registration Statement on Form F-1 (Registration No. 333-110435))

5.1	Opinion of Appleby (Bermuda) Limited

23.1	Consent of Independent Registered Public Accounting Firm — KPMG Audit Plc

23.2	Consent of Appleby (Bermuda) Limited (included as part of Exhibit 5.1)

24.1	Powers of attorney of officers and directors (included on the signature page of this Registration Statement)

99.1	Aspen’s 2013 Share Incentive Plan

99.2	Form F-N

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 1o3r Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the undersigned Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Aspen certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in Hamilton, Bermuda, on the 3rd day of May, 2013.

ASPEN INSURANCE HOLDINGS LIMITED

By:	/s/ Christopher O’Kane
Christopher O’Kane
Chief Executive Officer

POWER OF ATTORNEY

The undersigned do hereby constitute and appoint Christopher O’Kane and John Worth, and each of them, our true and lawful attorneys and agents, to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents required in connection therewith, and to do any and all acts and things in our names and in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable Aspen to comply with the Securities Act and any rules, regulations and requirements of the Commission, in connection with this Registration Statement; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 3rd day of May, 2013.

Signature	Title

/s/ Glyn Jones	Chairman and Director
Glyn Jones

/s/ Christopher O’Kane	Chief Executive Officer and Director
Christopher O’Kane	(Principal Executive Officer)

/s/ John Worth	Chief Financial Officer
John Worth	(Principal Financial Officer)
(Principal Accounting Officer)

/s/ Liaquat Ahamed	Director
Liaquat Ahamed

/s/ Albert Beer	Director
Albert Beer

/s/ Richard Bucknall	Director
Richard Bucknall

/s/ John Cavoores	Director
John Cavoores

/s/ Gary Gregg	Director
Gary Gregg

/s/ Heidi Hutter	Director
Heidi Hutter

/s/ Gordon Ireland	Director
Gordon Ireland

/s/ Peter O’Flinn	Director
Peter O’ Flinn

/s/ Ronald Pressman	Director
Ronald Pressman

/s/ Kerian Bunch	Authorized Representative in the United States
Kerian Bunch